Exhibit 10.1

CONSULTING AGREEMENT

This Consulting Agreement is made as of this 30th day of July, 2019, by and between Schmitt Industries, Inc. (the “Company”) and Sententia Capital Management, LLC (“Consultant”).

RECITALS:

WHEREAS, the Board of Directors (the “Board”) of the Company has appointed Michael R. Zapata (“Zapata”) to serve as the Company’s president and chief executive officer;

WHEREAS, Zapata is owner of the Consultant;

WHEREAS, the Consultant has agreed to provide such executive management services to the Company, upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.    Engagement. The Company hereby agrees to engage Consultant to render the consulting services described herein, and Consultant hereby accepts such engagement.

2.    Term. The engagement of Consultant by the Company as provided in Section 1 shall commence on the date hereof and continue through and until July 31, 2020 unless further extended or earlier terminated as hereinafter provided (the period of such engagement, the “Term”).

3.    Services. Consultant shall make the services of Zapata available to the Company and shall provide such other services to the Company as the Consultant and the Company shall mutually agree upon from time to time. The Consultant shall cause Zapata to serve as the Company’s principal executive officer in the capacities of president and chief executive officer, with all the power and authority and executing all the functions associated with such offices, and to cause Zapata to commit sufficient business time to effectively discharge the responsibilities of the Company’s president and chief executive officer, without any additional compensation. The foregoing notwithstanding, nothing in this Agreement shall restrict Zapata from performing other duties and/or accepting consulting or employment arrangements or other positions outside of his activities for the Company.

4.    Payment and Expenses.

(a)    Cash Payment. The Company shall pay to Consultant compensation in the amount of $14,000.00 per month during the Term.

(b)    Restricted Stock Units (“RSUs”). Effective August 6, 2019, Zapata shall be granted 17,777 RSUs in accordance with the Company’s 2014 Equity Incentive Plan. The RSUs shall vest immediately.

(c)    Bonuses. Zapata shall be eligible for each of the following bonuses from the Company:

(i)	Payable upon achieving Performance Based objectives determined by the Compensation Committee and agreed upon by Zapata, an RSU bonus up to 100% of annual cash payment compensation;

(ii)	Discretionary bonuses to Consultant determined by Compensation Committee and approved by the Board.

(d)    Expenses. Zapata shall be entitled to reimbursement for any out of pocket expenses (travel, transportation, office, etc.) incurred in connection with the consulting services rendered pursuant hereto.

(e)    D&O Coverage. The Company has confirmed that Zapata will be covered by the Company’s primary and excess D&O insurance policy in his capacities of director as well as president and chief executive officer, notwithstanding the fact that he is not an employee of the Company, on the same basis as the other directors and executive officers of the Company.

(f)    Death. If Zapata dies, this Agreement shall automatically terminate on the date of his death. Consultant shall be entitled to receive that portion of the payments and expenses that Consultant or Zapata earned through and including the date of Zapata’s death and any bonus earned prior to the date of Zapata’s death that remains unpaid. All restricted stock and/or RSUs (or comparable forms of equity compensation, if any) held by Zapata, as of the date of the death of Zapata, which are not then subject to any performance conditions for vesting, shall be fully vested and shall not be subject to any risk of forfeiture or repurchase as of the date of Zapata’s death.

(g)     Disability. Zapata shall be deemed “Permanently Disabled” when he has suffered any medically determinable physical or mental illness, injury or infirmity that prevents Zapata from performing his responsibilities under this Agreement and which disability has lasted or that the Board in good faith has determined can be expected to last for a continuous period of not less than 120 calendar days. The Board has the discretion to determine whether Zapata is disabled and that determination shall be binding and conclusive on Consultant and Zapata (and any guardians or representatives for him). If Zapata becomes Permanently Disabled, the Company may terminate this Agreement as a result of the Permanent Disability by providing written notice to Consultant thirty (30) calendar days prior to the Termination Date, or Consultant may terminate this Agreement with the Company by providing written notice to the Company thirty (30) calendar days prior to the Resignation Date. In the event Consultant terminates this Agreement as a result of Zapata’s disability, or Zapata resigns as a result of a Permanent Disability, Consultant shall be entitled to receive that portion of the payment and expenses that Consultant or Zapata earned through and including the Termination Date or Resignation Date, as applicable and any bonus earned prior to such date. All restricted stock and/or RSUs (or comparable forms of equity compensation, if any) held by Zapata which, as of the date of the disability of Zapata, are not then subject to any performance conditions for vesting, shall be fully vested and shall not be subject to any risk of forfeiture or repurchase as of the date of Zapata’s termination due to disability (as defined in this paragraph).

(h)    No Other Compensation. Other than as set forth herein or otherwise agreed in writing or required by applicable law, neither Consultant or Zapata shall be entitled to any other compensation or benefits in connection with this Agreement or Zapata’s service as a director and president and chief executive officer of the Company.

5.    Termination. Either party may terminate this Agreement for any or no reason upon thirty (30) days’ notice to the other party, provided however, that in the event of termination by the Company, Consultant and Zapata shall still be entitled to the payments and expenses provided for in Section 4(a) through the end of the given Term subject to the limitations set forth in Sections 4(f) and 4(g).

6.     Confidentiality. For purposes of this Section 6, the term “Company” shall include, in addition to the Company, its affiliates, subsidiaries and any of their respective predecessors, successors and assigns, and the term “Zapata” shall include Consultant.

(a)    Confidential Information. As used in this Agreement, “Confidential Information” means any and all confidential, proprietary or other information, whether or not originated by Zapata or the Company, which is in any way related to the past or present Company’s business and is either designated as confidential or not generally known by or available to the public. Confidential Information includes, but is not limited to (whether or not reduced to writing or designated as confidential) (i) information regarding the Company’s existing and potential customers and vendors; (ii) any contracts (including the existence and contents thereof and parties thereto) to which the Company is a party or is bound; (iii) information regarding products and services being purchased or leased by or provided to the Company; (iv) information received by the Company from third parties under an obligation of confidentiality, restricted disclosure or restricted use;

(v)    personnel and financial information of the Company; (vi) information with respect to the Company’s products, services, facilities, business methods, systems, trade secrets, technical know-how, and other intellectual property; and (vii) marketing and developmental plans and techniques, price and cost data, forecasts and forecast assumptions, and potential strategies of the Company.

(b)    Non-Disclosure and Non-Use of Confidential Information. Zapata acknowledges that the Confidential Information of the Company is a valuable, unique asset of the Company and Zapata’s use or disclosure thereof could cause irreparable harm to the Company for which no remedy at law could be adequate. Accordingly, Zapata agrees that he shall hold all Confidential Information of the Company in strict confidence and solely for the benefit of the Company, and that, except as necessary in the course of Zapata’s duties as CEO of the Company, he shall not, directly or indirectly, disclose or use or authorize any third party to disclose or use any Confidential Information. Zapata shall follow all the Company policies and procedures to protect all Confidential Information and take any additional precautions necessary to preserve and protect the use or disclosure of any Confidential Information at all times.

(c)    Ownership of Confidential Information. Zapata acknowledges and agrees that all Confidential Information is and shall remain the exclusive property of the Company, whether or not prepared in whole or in part by Zapata and whether or not disclosed to or entrusted to the custody of Zapata. Upon the termination or resignation of this agreement by the Company, or at any other time at the request of the Company, Zapata shall promptly deliver to the Company all documents, tapes, disks, or other storage media and any other materials, and all copies thereof in whatever form, in the possession of Zapata pertaining to the Company’s Business, including, but not limited to, any containing Confidential Information.

(d)    Confidentiality Policy. Zapata’s obligations under this Section 6 are in addition to those imposed by the Board’s Confidentiality Policy which Zapata has executed.

(e)    During the Term and for one year thereafter, Zapata shall not, except pursuant to and in furtherance of Zapata’s duties hereunder, directly or indirectly solicit or initiate contact with any employee of the Company or its subsidiaries with a view to inducing or encouraging such employee to leave the employ of the Company for the purpose of being hired by Zapata, an employer affiliated with Zapata or any competitor of the Company.

(f)    Survival. Zapata’s obligations set forth in this Section 6, and the Company’s rights and remedies with respect hereto, shall indefinitely survive the termination of this Agreement, regardless of the reason therefor.

(g)    Zapata acknowledges that the provisions of this Section 6 are reasonable and necessary for the protection of the Company and that the Company will be irrevocably damaged if such covenants are not specifically enforced. Accordingly, Zapata agrees that, in addition to any other relief to which the Company may be entitled in the form of actual or punitive damages, the Company shall be entitled to seek and obtain injunctive relief from a court of competent jurisdiction for the purposes of restraining Zapata from any actual or threatened breach of such covenants.

7.    Independent Contractor Status. Nothing contained in this Agreement is intended or shall be construed to create the relationship of employer/employee or principal/agent. Consultant is an independent contractor for all purposes, and shall be solely responsible for all federal, state, and local taxes due with respect to compensation received pursuant to this Agreement. As such, the Company shall not pay for, carry or obtain workers’ compensation insurance, unemployment compensation insurance, or any other insurance on behalf of Consultant other than pursuant to Section 4(e) hereof. Consultant shall be responsible for providing any such coverages and shall not make any claim against the Company for any such coverage, and further shall indemnify and hold the Company harmless from any claims arising out of the absence of any such coverage. This indemnity obligation shall survive any termination of this Agreement. The time to be expended by the Consultant in the performance of its duties is solely within its discretion, and the means and manner in which it carries out this Agreement are also in its sole discretion.

8.    Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof. This Agreement may not be modified or extended except by a writing signed by both parties hereto. This Agreement shall be binding upon and inure to the benefit of the parties and their respective legal representatives, successors and assigns.

9.    Governing Law. This Agreement and all matters and issues collateral thereto shall be governed by the laws of the State of Oregon applicable to contracts performed entirely therein.

10.    Severability. If any provision of this Agreement, as applied to either party or to any circumstance, shall be adjudged by a court to be void and unenforceable, the same shall in no way affect any other provision of this Agreement or the validity or enforceability thereof.

11.    Notices. All notices or other communications hereunder shall be given in writing and shall be deemed given if served personally, mailed by registered or certified mail, return receipt requested or sent by nationally recognized courier service, to the parties at the addresses below, or at such other address or addresses as they may hereafter designate in writing.

If to the Company:

Schmitt Industries, Inc.

2765 NW Nicolai Street

Portland, OR 97210

Attention: Chief Financial Officer

If to Consultant:

Sententia Capital Management, LLC

102 W. 87th #1s

New York, New York

10024

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

SCHMITT INDUSTRIES, INC.

By:	/s/ Ann Ferguson
Name:	Ann Ferguson
Title:	Chief Financial Officer

SENTENTIA CAPITAL MANAGEMENT, LLC

By:	/s/ Michael R. Zapata
Name:	Michael R. Zapata
Title:	Founder, CEO

Michael R. Zapata (as to provisions applicable to him individually)